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                                                                   Exhibit 23.1


                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in: (1) the Registration Statement (Form S-3 No. 333-14463) of ShoLodge, Inc. and in the related Prospectus; (2) the Registration Statement (Form S-8 No. 33-52092) pertaining to the 1991 Stock Option Plan of ShoLodge, Inc.; (3) the Registration Statement (Form S-8 No. 333-29881) pertaining to the 1991 Stock Option Plan, as amended, of ShoLodge, Inc.; and (4) the Registration Statement (Form S-3 No. 33-77910) of ShoLodge, Inc. and in the related Prospectus, of our report dated July 10, 2002, with respect to the financial statements of GuestHouse International Franchise Systems, Inc. included in this Current Report (Form 8-K/A) of ShoLodge, Inc. dated July 16, 2002.



                                             /s/ Ernst & Young LLP


Nashville, Tennessee
July 10, 2002